Exhibit 99.28(j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights”, “Table of Contents”, and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 65 to the Registration Statement (Form N-1A, No. 333-05265) of the Driehaus Mutual Funds.

We also consent to the incorporation by reference therein of our report dated February 25, 2013 with respect to the financial statements and financial highlights of the Driehaus Mutual Funds included in the Annual Report for the period ended December 31, 2012, filed with the Securities and Exchange Commission.

                         /s/ ERNST & YOUNG LLP

Chicago, Illinois

April 22, 2013